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                                                                       EXHIBIT 2

December 27, 2001

                              STOCK TRANSFER LETTER

Mr. William H. Scott, III
President
ITC Services Company
1239 O. G. Skinner Drive
P.O. Box 510
West Point, GA  31833


   RE: PURCHASE OF SHARES OF COMMON STOCK AND PREFERRED STOCK OF AEGIS
       COMMUNICATIONS GROUP, INC. (THE "COMPANY")

Gentlemen:

      The undersigned intends to purchase, and ITC Services Company ("ITC") intends to sell, 2,788,502 shares of the Common Stock, par value $0.01 per share, of the Company at a per share purchase price of $0.17 (or an aggregate purchase price of $474,045.34) and 7,003.24 shares of the Series E Preferred Stock, $0.01 per share, of the Company at a per share purchase price of approximately $7.16 (or an aggregate purchase price of $50,128.39) (collectively, the "Shares"). In connection with such transaction, the signatories to this letter agreement represent, acknowledge and agree as follows:

      (a) each party has made its own investment decision concerning the transaction without reliance on any representation or warranty of, or advice from, the other party;

      (b) each party is a financially sophisticated investor and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development and other relevant factors so as to be able to evaluate the risks and merits of its purchase or the sale, as the case may be, of the Shares and each of the undersigned is able financially to bear the risks thereof;

      (c) ITC acknowledges and understands that the undersigned has representatives on the board of directors and is one of the principal stockholders of the Company;

      (d) each party acknowledges and understands that the other party may possess material information not known to the other party that is relevant to the transaction (the "Information"), including without limitation (i) information received in connection with serving as a director and/or officer of the Company and (ii) information otherwise received from the Company on a confidential basis;
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      (e) each party has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby;

      (f) each party has evaluated the merits and risks of purchasing or selling, as the case may be, the Shares on the terms set forth in this letter agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such purchase or sale, as the case may be, is aware of and has considered the financial risks and financial hazards of purchasing or selling, as the case may be, the Shares on the terms set forth in this letter agreement and is, as the case may be, either (i) able to bear the economic risks of purchasing the Shares or (ii) willing to forego through such sales the potential for future economic gain that might be realized from the Shares;

      (g) each party agrees that the other party and its affiliates, principals, employees and agents shall have no liability whatsoever due to or in connection with such other party's use or non-disclosure of the Information; and

      (h) each party agrees hereafter to execute and deliver such further instruments and to do such further acts and things as may be required or useful to consummate the transactions contemplated hereby, including, without limitation, to transfer any certificates representing the Shares to and register such Shares in the name of the purchasers hereunder.

      If the provisions set forth above are agreeable to you, please so indicate by signing this letter agreement. Please return a copy by facsimile and the original by mail to the undersigned.

                                    Very truly yours,

                                    QUESTOR MANAGEMENT COMPANY, LLC, on behalf of itself and various Questor funds that will acquire the Shares


                                    By    /s/ Dean Anderson
                                          ------------------------------------
                                          Name: Dean Anderson
                                          Title: Managing Director
ACCEPTED AND AGREED:

ITC SERVICES COMPANY

By /s/ William H. Scott, III
   ---------------------------
   Name: William H. Scott, III
   Title: President